SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             MARKETCENTRAL.NET CORP.
               (Exact name of registrant as specified in charter)

                                    formerly

                     ALL AMERICAN CONSULTANT AIRCRAFT, INC.

                          GREAT AMERICAN LEASING, INC.


 Texas                                                                76-0270330
(Jurisdiction  of  Incorporation)        (I.R.S.  Employer  Identification  No.)

300  Mercer  Street,  Suite  26J,  New  York  NY                           10003
(Address of principal executive offices)                              (Zip Code)



                 WEB SITE DESIGN AND HOSTING SERVICES AGREEMENT
                              (Full Title of Plan)


                                 William Stocker
                                 Attorney at Law
                     34700 Pacific Coast Highway, Suite 303
                            Capistrano Beach CA 92624
                    phone (949) 248-9561  fax (949) 248-1688

                               (Agent for Service)

                                  June 8, 2000


                       CALCULATION OF REGISTRATION FEE (1)

Title of Securities to   Amount to be  Proposed         Proposed    Amount of
be Registered            Registered    Maximum          Maximum
                                       Offering         Aggregate   Registration
                                       Price per Unit   Offering    Fee
                                                        Price
--------------------------------------------------------------------------------
0.0001 par value              10,873  $          2.00  $   21,745  $        5.74
--------------------------------------------------------------------------------
Common Stock             shares        per share
================================================================================

1 The securities of the Issuer are presently trading or listed for trading on the Non-NASDAQ Bulletin Board of the NASD or elsewhere. The price is determined accordingly by reference to the last trading date, June 7, 2000, average close, discounted by 30%.

--------------------------------------------------------------------------------
                                     PART I
--------------------------------------------------------------------------------

ITEM  1.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are incorporated by reference as though fully set forth herein, and all documents subsequently filed by this Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and a part hereof from the date of filing of such documents:

     (a) The Registrant's Form 10-SB containing Audited Financial Statements for the Registrant's last fiscal year;

     (b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant's last Annual Report; and

     (c) The Issuer's Common Equity Voting Stock ( Common Stock ) Registered under 12(g) of the 1934 Act, as described in Form 10-SB. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of Texas a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. No market presently exists for the securities of this Issuer.


ITEM  2.  DESCRIPTION  OF  SECURITIES.  Not  Applicable.  See  Item  3(c).


ITEM  3.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     John Romano, the service provider, has an interest in the securities requested to be issued.

ITEM  4.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The  following  provision is contained in the Articles of Incorporation, in
Article  IX,  provides:

           Each Director and officer or former Director or officer or any person who may have served at the request of this corporation as a Director or officer of another corporation in which this corporation owns shares of capital stock or of which this corporation is a creditor (and their heirs, executors, and administrators) may be indemnified by the corporation against reasonable costs and expenses incurred by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been such Director or officer, except in relation to any actions, suits, or proceedings in which he has been adjudged liable because of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office, or in the event of a settlement, each Director and officer (and his heirs, executors, and administrators) may be indemnified by the corporation against payments made, including reasonable costs and expenses, provided that such indemnity shall be conditioned upon the prior determination by a resolution of two-thirds (2/3) of those members of the Board of Directors of the corporation who are not involved in the action, suit, or proceeding that the Director or officer has no liability by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office, and provided further that if a majority of the members of the Board of Directors of the corporation are involved in the action, suit, or proceedings, such determination shall have been made by a written opinion of independent counsel. Amounts paid in settlement shall not exceed costs, fees, and expenses which would have been reasonable if the action, suit, or proceeding had been litigated to a conclusion. Such a determination by the Board of Directors, or by independent counsel, and the payments of amounts by the corporation on the basis thereof shall not prevent a shareholder from challenging such indemnification by appropriate legal proceedings on the grounds that the person indemnified was liable to the corporation or its security holders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his Office. The foregoing rights and indemnification shall not be exclusive of any other rights to which the officers and Directors may be entitled according to law.

ITEM  5.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not Applicable. No restricted securities are re-offered or resold pursuant to this Registration Statement.

ITEM  6.  EXHIBITS.

     Provided as an exhibit hereto is a Web Site Design and Hosting Services Agreement for services. Receipt of the Securities covered by this Registration Statement will be treated as the equivalent of cash received for services as ordinary income. The Securities are issued in compensation for services at the rate of $2.00 per share per $2.00 of services performed.

ITEM  7.  UNDERTAKINGS.

     Not  Applicable.


                                   SIGNATURES

          The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 8, 2000.




                             MARKETCENTRAL.NET CORP.
                               A TEXAS CORPORATION


                                       by

/s/                    /s/
Roy  Spectorman        Jerry  Kaplan
President/Director     Secretary/Director

--------------------------------------------------------------------------------
                                    EXHIBIT 1

                 WEB SITE DESIGN AND HOSTING SERVICES AGREEMENT
--------------------------------------------------------------------------------

April  1,  2000

MarketCentral.net  Corp
300  Mercer  Street
Suite  26  J
New  York,  NY  10003
Attn:     Roy  Spectorman

Re:     John  Romano  Web  Site  Design  and-Hosting


Dear  Mr.  Spectorman:

This letter agreement (hereinafter, this "Agreement") sets forth the terms under which John Romano ("John
Romano") will provide MarketCentral.net Corp. ("Client") with certain services ("Service") described below.

1.     John  Romano  will  provide  Client  with  the  following  services:

1.1 John Romano will distribute on-line content (the "Content") provided by Client. Client hereby represents and warrants to John Romano that Client has the rights, or required written consent of all necessary patties (Including, without limitation, all artists, performers, Producers, composers, writers, and labels), for the distribution of the Content over the Internet, and will provide such consents to John Romano upon request.

1.2     Client  will  receive  the  following  hosting  services:

           30  MB  of  disk  space  and  2.5  GB  of  data  transfer  per  month
           Web  usage  statistics  accessed  via  WWW
           Corporate  E-mail  Forwarding  (1  box)
           Chat  Server  Hosting  (3  Rooms)

2. Client agrees to pay John Romano design fees according to the following rates. Client will pay John Romano $75 per hour for HTML pages designed or redesigned by John Romano. Client will pay John Romano $95 per hour for the design or redesign of custom graphics as well as any Internet programming.

3. In addition. Client agrees to pay John Romano $375.50 per month, payable in advance each month during the term hereof, for the hosting and maintenance services provided by John Romano, Said monthly fee shall be prorated accordingly in the event that this Agreement commences or expires an a date other than the first day or last day, respectively, of a month.

4. Client agrees to pay John Romano $2 per 1MB of disk space over 30 MB used per month, and $0.12 per MB of data transfer over 2.5,GB per month.

5. John Romano shall negotiate with lnterNIC to have the Client's registered domain name assigned the Internet Protocol (hereafter "IP") address corresponding with the John Romano server hosting the Client content. The domain name and IP address are as follows:

Marketcentral.net       12.14.80.75

6. This agreement shall be effective for the period beginning April 1, 2000 and ending June 30, 2000.

7. Client agrees that the Content will comply in all respects with the Content Editorial Standards as established by John Romano from time to time (including without limitation the current Content Editorial Standards as set forth on Exhibit 1, attached hereto).

8. Without limitation of the foregoing, John Romano will have the right to remove, without prior notice to Client, any Content that in John Romano's sole opinion does not comply with the content Editorial Standards or that could subject John Romano to potential liability to a third party. John Romano will use reasonable efforts to notify Client following any removal of any Content from the Service's network.

9. In the event that any virus or destructive element is found in or furnished with any Content, Client will use its best efforts, upon learning that such situation exists, to immediately eliminate the virus or destructive element Client will notify John Romano as to the existence of any such virus or destructive element immediately upon discovery thereof, and John Romano will have the right (at Client's expense) to take any steps it deems necessary to eliminate the virus or destructive element.

10. Client warrants and represents to John Romano that: (a) the content will, at all times, adhere to and comply with the Content Editorial Standards,
(b) Client has the right, power and authority to enter into this Agreement, and neither the Content or other materials appearing on the Web site, nor Client's exploitation thereof by means of the Web site, will violate or infringe upon the copyright patent, literary, privacy, publicity, trademark, source mark Or any other personal, moral or property right of any Person. or constitute a libel or defamation of any Person whatsoever, (c) Client is and will continue to be the sole owner of all right, title and interest, including without limitation all rights under copyright, in and to the Content and each clement thereof, except for elements of the content which are: (i) validly licensed to Client for use as contemplated herein, or (ii) in the public domain, (d) Client will comply in all material respects with all applicable federal. state and local laws, statues, ordinances, rules and regulations within the United States and any foreign country having jurisdiction, and all applicable rules, regulations and requirements of any union or guild having jurisdiction; (e) the Content and all other materials furnished by Client hereunder shall at all times be free from viruses and destructive features; and (f) the Content will be factually accurate and will not cause any loss, injury, damage or death.

11.  Warranties  and  Exclusions

     11.1 John Romano warrants that the Service will perform as described. John Romano does not warrant that the operation of the Service will be uninterrupted or error free- In the event of improper performance or nonperformance of the Service, John Romano will provide a refund, credit or other reimbursement of the charges paid to John Romano for any portion of the service.

     11.2 EXCEPT AS SPECIFICALLY SET FORTH HEREIN, JOHN ROMANO MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE WEB SITE OR TTIE SERVICES PROVIDED OR,THE FUNCTIONALITY, PERFORMANCE OR RESULTS OF USE THEREOF. WITHOUT LIMITING THE FOREGOING, JOHN ROMANO DOES NOT WARRANT THAT THE WEB SITE OR THE SERVICES PROVIDED OR THE OPERATION THEREOF ARE OR WILL BE ACCURATE, ERROR-FREE OR UNINTERRUPTED OR MEETS OR WILL MEET CLIENT'S REQUIREMENTS.

12.     Limitation  of  Liability

12.1 JOHN ROMANO'S ENTIRE LIABILITY AND CLIENT'S REMEDY FOR LOSS OR DAMAGE CAUSED BY ANY SOFTWARE DEFECT OR FAILURE, OR ARISING FROM JOHN ROMANO'S PERFORMANCE OR NON-PERFORMANCE OF THE SERVICE, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE WILL BE NO MORE THAN As FOLLOWS: ,

A,     FOR  IMPROPER PERFORMANCE OR NONPERFORMANCE OF THE SERVICE, THE AMOUNT OF
THE CHARGES PAID TO JOHN ROMANO FOR THE PORTION OF THE SERVICE THAT PERFORMED IMPROPLERLY OR FAILED TO PERFORM.

B. FOR BODILY INJURY OR DEATH TO ANY PERSON NEGLIGENTLY CAUSED BY JOHN ROMANO, YOUR RIGHT TO PROVEN DAMAGES.

C. FOR CLAIMS OTHER THAN THOSE SET FORTH ABOVE, JOHN ROMANO'S LIABILTY WILL BE LIMITED TO DIRECT DAMAGES WHICH ARE PROVEN IN AN AMOUNT NOT TO EXCEED THE LESSER OF (1) THE FEES AND CHARGES ACTUALLY PAID TO JOHN ROMANO HEREUNDER FOR NO MORE THAN SIX MONTHS PRIOR TO THE DATE ON WHICH THE CLAIM AROSE OR (2) U.S. $1.000.

12.2 CLIENT HAS SOLE RESPONSIBILITY FOR ADEQUATE PROTECTION AND BACKUP OF FILE CONTENT AND/OR CLIENT'S DATA USED OR GENERATED IN CONNECTION WITH THE SERVICES OR THE WEB SITE. CLIENT WILL HAVE NO CLAIM AGAINST JOHN ROMANO FOR INTERRUPTED COMMUNTCATIONS, LOST DATA, RE-RUN TIME, INACCURATE INPUT, WORK DELAYS, OR LOST PROFITS RESULTING FROM THE USE OF JOHN ROMANO SERVICES, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, IN NO EVENT WILL JOHN ROMANO HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANY SPECIAL, INDIRECT, INCIDENTAL. CONSEQUENTIAL OR EXEMPLARY DAMAGES, OR FOR INTERRUPTED COMMUNICATIONS, LOST DATA OR LOST PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE SERVICES BY THE CLIENT EVEN IF CLIENT OR JOHN ROMANO HAVE BEEN ADVISED OF OR KNOW OR SHOULD KNOW OF THE POSSOBILITY OF SUCH DAMAGES. JOHN ROMANO WILL NOT BE LIABLE TO CLIENT FOR ANY DAMAGES CAUSED BY ACTS OR EVENTS BEYOND ITS REASONABLE CONTROL, INCLUDING WITHOUT LIMITATION. ACTS OF GOD, FIRES, FLOODS, WARS, CIVIL DISTURBANCES, SABOTAGE, ACCIDENTS, LABOR DISPUTES, GOVERNMENTAL ACTIONS, AND FAILURES OR DELAYS OF TRANSPORTATION AND/OR TRANSMISSION.

13.  Indemnification

Client will at all times indemnify and hold harmless John Romano its parents. subsidiaries, and/or affiliates and the employees, officers, directors, shareholders, licensors, agents, and suppliers and the successors and assigns of each of them from and against any and all third party claims, damages, liabilities, personal injuries, death, costs and expenses, including reasonable legal fees and expenses, arising out of or relating to (i) any alleged inaccuracy, omission. or deficiency with any of the Content, including, without limitation, any alleged infringement on the part of the Content of any copyright. patent, literary, privacy, publicity, trademark, service mark or any other personal, moral, contract, or property right of any third party, (ii) the products or service offered by means of Client Web site (including without limitation claims of negligence, strict liability, misrepresentation or defects/deficiencies with such products or services) or (iii) Client's failure or alleged failure to comply with the terms of this Agreement (including without limitation the Content Editorial Standards). John Romano Will give Client written notice of any claim, action or demand for which indemnity is claimed. John Romano will have the right, but not the obligation, to control the defense and/or settlement of any claim in which it is named as a party.Client will leave the right to participate in any defense of a claim by John Romano with counsel of Client's choice at Client's own expense.

14. This Agreement and Client's right to use the Service may be terminated by (i) by Client providing no less than thirty days' notice to John Romano or
(ii) by John Romano providing no less than thirty days' notice to Client. The provisions by which by their nature would survive the termination of the Agreement, including without limitation the sections captioned "Warranties and Exclusions," "Limitation of Liability" and "Indemnification," will survive any termination of this Agreement. Client acknowledges and agrees that the IP address assigned to Client for Client's use in connection with the Service hereunder will at all times remain the property of John Romano and that, upon termination of this Agreement, client will have no further right to use such IP address.

15. This Agreement, and any dispute which may arise hereunder. shall be governed by and subject to the laws Of the State of New Jersey without regard to choice of law provisions. The parties agree, however, that any dispute hereunder shall be reserved by arbitration in accordance with the rules and procedures of the American Arbitration Association, which arbitration shall take place in Passaic County, New Jersey.

16. Should any part of this Agreement be found to be illegal or otherwise unenforceable, both parties shall continue to be bound under the remaining provisions hereof, and any such unenforceable or illegal provision shall be automatically replaced with a Provision as similar as possible to the illegal or unenforceable provision so as to be enforceable, legal, and valid.

17. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. John Romano has the right to assign this Agreement.

18. The parties are independent parties, and no partnership, agency relationship, joint venture or enterprise shall be created or inferred by the existence or performance of this Agreement.

19       The  individual  executing  the  Agreement  on  Behalf of Client hereby represents and warrants that: (i) he or she has the authority to legally bind Client; (ii) he or she has been duly authorized to execute this Agreement, and
(iii) all necessary Client corporate actions and requirements for execution, if any, have been taken or have been satisfied.

20,     This  Agreement may be executed in one or more counterparts, which, when taken together, shall constitute one and the same document. The parties hereby agree that facsimile signatures are valid and binding on the parties.

21,     Notwithstanding  Item  12,  John Romano shall indemnify and hold Client harmless for any cause of action arising out of John Romano's willful or negligent actions.

If this Agreement sets forth your understanding of our agreement, please execute one original of this Agreement and return it to me.


                                   Sincerely,

                                   JOHN ROMANO


                               By:            /s/
                               John B. Romano, Jr.



AGREED  AND  ACCEPTED
THIS  1st  DAY  OF  APRIL,  2000,  BY:

CLIENT:

MARKET  CENTRAL.NET  CORPORATION


By:            /S/

Name:    Roy  Spectorman

Title:      President

Content  and  Editorial  Standards


1. Client may not upload any information which is libelous, defamatory or which violates or infringes any right of privacy of any Person.

2. Client may not upload any messages, data, images, or Programs which are indecent, obscene, or pornographic,

3. Client may not upload any information, messages, data, images or programs that would violate any applicable federal, state or local law of the United States or any foreign country having jurisdiction.


4. Client may not upload any messages, data, images or programs that would violate the property rights of others, including unauthorized copyrighted text, images or programs, trade secrets or other confidential proprietary information, or trademarks or service marks used in an infringing fashion.

5. Client may not use the facilities and capabilities of John Romano to conduct or solicit the performance of any illegal activity or to conduct any other activity which infringes the right; of John Romano or any third party.

6. Client may not upload any information, messages, data, images or programs that are discriminatory or otherwise offensive, as determined by John Romano, in its reasonable discretion-

7. For purposes of the Agreement of which these Content Editorial Standards are part, any information that is available on the Web site, whether uploaded by Client or made available by other means (including, without limitation, an HTML "hot link", a third party posting or similar means) will be deemed to have been uploaded by Client and therefore to be subject to these Content Editorial Standards.

--------------------------------------------------------------------------------
                                    EXHIBIT 2

                               OPINION OF COUNSEL
--------------------------------------------------------------------------------

                                 LAW OFFICES OF
                                 William Stocker
phone  (949)  248-9561     34700  Pacific Coast Highway, Suite 303     fax (949)
248-1688
                            Capistrano Beach CA 92624



                                  June 8, 2000
To  the  President  and  the
Board  of  Directors
MarketCentral.net  Corp.
300  Mercer  Street  Suite  26J
New  York  NY  10003
                         re: Opinion of Special Counsel
     Dear  Gentlemen:

     You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate consultants in the amount of $21,745 in the form of 10,873 shares of common stock to be registered thereby.

     I am familiar with the history and current capitalization of the Issuer, its reporting status, and good standing with its place of incorporation. The Issuer's Common Stock is Registered pursuant to 12(g) of the Securities Exchange Act of 1934.

      It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. The Web Site Design and Hosting Services Agreement is not a qualified plan of any kind or sort and is not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services at the rate of $2.00 per share for $2.00 of services performed. These services were duly invoiced pursuant to an agreed time-fee agreement, and none of the services billed or performed by John Romano were direct or indirect commissions or compensation for raising funds for the Issuer.

     It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8.

     I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.

                                Very Truly Yours,

                                       /s/
                                 William Stocker
WS:zbe                   Special  Securities  Counsel